Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

SECOND QUARTER DIVIDEND

Berwick, Pennsylvania – May 26, 2022 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of June 9, 2022, payable June 30, 2022.

Total cash dividends will be $0.56 per share as of June 30, 2022, an increase of $0.01 or 1.82% per share compared to year-to-date cash dividends paid as of June 30, 2021.

During the first quarter 2022, the Corporation achieved record balance sheet levels and continued profitability. Key performance indicators and balance sheet measures at March 31, 2022 and year-to-date income statement results as of March 31, 2022 vs. the same period in 2021:

●	Assets amounted to $1,297,087,000, an increase of 6.7%
●	Total Net Loans grew 7.7% to $770,091,000
●	Total Deposits reached $1,045,477,000, a 6.9% increase
●	Net income decreased 8.6% to $3,543,000 and 9.1% to $0.60/share
●	Return on assets of 1.07%
●	Return on equity of 9.73%

The Corporation looks forward to 2022 as being the financial services provider of choice to our customers and the communities we serve.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission . Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.